SUPERIOR TELECOM INC. REPORTS
                      APPOINTMENT OF DELOITTE & TOUCHE LLP


         EAST RUTHERFORD, N.J., May 31, 2002 - PRNewswire/ -Superior TeleCom Inc. (NYSE: SUT) announced today that it had appointed Deloitte & Touche LLP to serve as its independent public accountants for the year ending December 31, 2002. Ratification of the appointment will be submitted to a vote of the stockholders of the Company at the next Annual Meeting of Stockholders.

         Superior TeleCom Inc. is the largest North American wire and cable manufacturer and among the largest wire and cable manufacturers in the world. Superior manufactures a broad portfolio of products with primary applications in the communications, original equipment manufacturer (OEM) and electrical wire and cable markets. The company is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators; magnet wire for motors, transformers, generators and electrical controls; and building and industrial wire for applications in construction, appliances, recreational vehicles and industrial facilities. The Company's web site is at www.superioressex.com.